                                                  CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in  Post-Effective  Amendment No. 24 to the Registration  Statement of American Skandia Advisor Funds, Inc.
on Form N-1A (File No.  333-23017)  of our report dated  December 13, 2002,  on our audits of the  financial  statements  and financial highlights of American  Skandia Advisor Funds,  Inc which is included in the Annual Report to  Shareholders  for the year ended October
31, 2002,  which is included in the  Post-Effective  Amendment to the Registration  Statement.  We also consent to the reference to our
Firm under the heading  "Financial  Highlights"  in the  Prospectus  and under the headings  "Independent  Accountants"  and "Financial
Statements" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 28, 2003